Exhibit 19.1
Chart Industries, Inc.
Insider Trading Policy
Revised March 2021
I.Policy Statement
If a Chart Industries, Inc. (together with its subsidiaries, the “Company”) director, officer or employee has material non-public information relating to the Company, it is our policy that neither that person nor any related person may (i) buy or sell Company stock or any other securities issued by the Company, such as preferred stock, notes, bonds, options, warrants, and convertible securities, as well as derivative instruments relating to any securities of the Company (whether or not issued by the Company) (the “Securities”) or (ii) engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to material non-public information relating to any other company, including our competitors, customers or suppliers, obtained in the course of employment with the Company or by serving as a director of the Company.
II.Purpose and Scope
The purpose of this policy is to describe standards concerning the handling of non-public information relating to the Company and to establish when trading in the Securities of the Company by directors, officers and employees is permitted or appropriate so as to further the Company’s policy that each director, officer and employee of the Company complies with all federal and state securities laws and regulations applicable to the purchase and sale of the Securities. This policy applies to all transactions in the Securities including stock option and other benefit plans involving Securities (including certain discretionary investments in Securities through the Company’s 401(k) plan or any employee stock purchase plan in place from time to time).
III.Persons Affected
This policy applies to all the Company’s directors, officers and employees, including officers and employees of the Company’s subsidiaries and other affiliates and is subject to change without prior notification.
IV.General Restrictions
1.No Trading or Causing Trading While in Possession of Material Non-public Information. No director, officer or employee shall purchase or sell (or offer to purchase or sell) the Securities, or direct others to purchase or sell the Securities, if the person is in possession of material information that has not been publicly disclosed.

•Material. “Material information” has no precise definition; for purposes of this policy, a broad view of the term should be taken. Generally, “material information” includes any information, positive or negative, that a reasonable person would consider important in determining whether to buy, sell or hold the Securities. Examples include potential business acquisitions, mergers, strategic alliances, or sales of substantial assets; changes in dividend policy or rates; major new products, discoveries or services; significant new orders, award or loss of significant contracts or business; significant shifts in operating or financial circumstances, such as changes in debt ratings, changes to or reports of earnings or earnings estimates, major write-offs, charges and liquidity problems; cybersecurity risks and incidents, including vulnerabilities and breaches; significant litigation; significant investigations by governmental bodies; extraordinary management developments; and the possibility of a public offering or repurchase of the Securities. When in doubt about whether particular non-public information is material, you should presume it is material or consult the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.
•Non-public. Information is publicly disclosed if it has been published in the newspapers or other media or has been the subject of a press release disseminated in a manner designed to reach investors generally, and the public has had sufficient time to process and absorb it. As a general rule, it would be appropriate to refrain from trading for at least two full trading days after the initial release of information to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes.
2.Material Non-public Information of other Corporations. No director, officer or employee of the Company shall purchase or sell, or direct others to purchase or sell, the securities of another corporation if such person is in possession of material information concerning such other corporation that has not been publicly disclosed.
3.Communications; Tipping; Family Members. Directors, officers and employees of the Company shall take appropriate measures to restrict access to and disclosure of material non-public information. No director, officer or employee shall communicate material non-public information concerning the Company or its Securities to anyone outside the Company or otherwise engage in tipping information to others unless such communication is lawful and appropriate under the circumstances, has been properly authorized in accordance with Company policies and procedures then in effect, and the person receiving the information has agreed to keep such information confidential.
No director, officer or employee of the Company shall permit any member of his or her immediate family or other personal household member to engage in any of the actions described in the above paragraphs. In the event a director, officer or employee of the Company becomes aware of possible insider trading violation by any persons subject to this policy, he or she should immediately contact either the Company’s Chief Executive Officer or Chief Financial Officer, or if the Chief

Executive Officer or Chief Financial Officer is not available, the Company’s General Counsel.
Consistent with the foregoing, directors, officers and employees of the Company should not discuss any significant internal matters or developments with anyone outside of the Company (including family members), except as required in the performance of his or her regular duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Unless an individual is expressly authorized to respond to inquiries of this nature, such inquiries should be referred to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

4.Blackout Periods. Even though trading may otherwise be allowed, the Chief Executive Officer or Chief Financial Officer may announce at any time an immediate prohibition on trading by all personnel (a “Blackout Period”), during which time trading in Securities is not allowed. Directors, officers and employees of the Company should not disclose to any outside third party that a Blackout Period has been designated, except as may be required by legal or regulatory requirements.
5.Reporting Transactions and Certifications. Upon request, a director, officer or employee of the Company must report to the Company’s Chief Financial Officer or General Counsel all of his or her transactions in the Securities and certify that all such transactions have been conducted in compliance with the provisions of this policy.
6.Hedging and Short Sales. Directors, officers and employees of the Company shall not engage in any transaction, directly or indirectly, involving a put, call or other option (other than an option granted by the Company) on the Securities. Additionally, directors, officers and employees shall not sell any Securities he/she does not own (i.e., he/she may not “sell short”). No employee, officer or director of the Company is permitted to purchase, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of Securities held by the employee, officer or director.
7.Trading on Margin and Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Securities, directors, officers and employees (i.e., those subject to Trading Windows under Section V of this policy) are prohibited from holding Securities in a margin account or otherwise pledging Securities as collateral for a loan.

8.Violations; Penalties. Any actions in violation of this policy may be grounds for appropriate disciplinary action, including termination of employment, and may expose the director, officer or employee to civil and/or criminal liability.

V.Trading Windows for Directors, Officers and Key Employees

1.Trading Window Periods. Directors, officers and key employees, who are identified from time to time, of the Company may purchase, sell or otherwise transfer Securities only during the trading period beginning after the second trading day on the New York Stock Exchange (NYSE) after the day of the Company’s public dissemination of its earnings for that quarter and ending 45 calendar days thereafter, but in no event later than 80 calendar days after the end of the prior fiscal quarter or such earlier time as the Board of Directors or Audit Committee thereof may determine (a “Trading Window”). However, even during a Trading Window, directors, officers and key employees of the Company who are in possession of any material non-public information should not trade in Securities until the information has been made publicly available or is no longer material.
2.No Trading Outside Trading Window or during Blackout Period. Directors, officers and key employees of the Company may not trade in Company Securities outside of the applicable Trading Windows. If a Blackout Period has been instituted, directors, officers and key employees may not trade in Company Securities even during a Trading Window.
3.Exceptions.

(a)The purchase of Securities by way of an exercise for cash of an option or conversion or payout of another award granted under the Company’s equity plans, or the withholding of shares for the payment of withholding taxes on an exercise, vesting or payout event pursuant to a permitted prior election under the Company’s equity plans, is permitted outside of a Trading Window, but this policy applies to any sale of Securities as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding obligations.

(b)This policy does not apply to the periodic investing of 401(k) plan contributions in a Company stock fund that may be offered as an investment option from time to time in accordance with the terms of the Company's 401(k) plan. However, the initial election to participate in any such stock fund and any future changes in your investment election regarding the Company’s stock are subject to trading restrictions under this policy.

(c)This policy does not apply to purchasing Securities through periodic, automatic payroll contributions to any Company employee stock purchase plan ("ESPP") that may be established from time to time. However, electing to enroll in any such ESPP, making any changes in your elections under the

ESPP and selling any Securities acquired under the ESPP are subject to trading restrictions under this policy.
4.Hardship Request. The Company’s Chief Executive Officer, Chief Financial Officer or General Counsel may, in his or her discretion, authorize trading in Securities by directors, officers and key employees outside of the applicable Trading Windows (but not during Blackout Periods) due to significant hardships, following receipt of appropriate confirmatory evidence.
VI.Additional Restrictions and Reporting Requirements for Directors and Corporate Officers of the Company
1.Pre-Clearance of Transactions. Directors and corporate officers of the Company who are subject to reporting (“Reporting Officers”) pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall obtain prior clearance from the Company’s Chief Financial Officer or General Counsel, at least two business days before making any purchases or sales of Securities. Details of the proposed trade, along with confirmation that the director or Reporting Officer is not in possession of material non-public information must be conveyed to the Company’s Chief Financial Officer or General Counsel in order to request clearance to trade. Prior clearance is required for all purchases or sales by directors and Reporting Officers. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two- day period, pre-clearance of the transaction must be re-requested.

2.Short-Swing Trading Prohibition and Section 16 Reporting. Reporting Officers who purchase Securities in the open market may not sell any Securities of the same class for at least six months after the purchase. Section 16 requires directors and Reporting Officers to file certain reports regarding their ownership of the Securities with the Securities and Exchange Commission (“SEC”). These reports include: (i) within 10 days of election or appointment, a Form 3 stating the insider’s beneficial ownership of Securities; (ii) within 2 business days after the date of the transaction which changes his or her beneficial ownership, an insider must file a Form 4 unless the transaction qualifies for deferred reporting on a Form 5, and (iii) within 45 days after the close of the Company’s fiscal year, an insider must file a Form 5 to cover any transactions in the Securities which were eligible for deferred reporting (and not earlier reported on Form 4) and transactions that should be reported but were not reported on Form 4.

3.Filing Section 16 Reports. The Company’s Chief Financial Officer, General Counsel or Assistant General Counsel will file the proper report under Section 16 of the Exchange Act on behalf of directors and Reporting Officers who obtain preclearance of transactions in the Securities and who subsequently notify the Company’s Chief Financial Officer or General Counsel of the completion of the transaction by no later than the end of the day of the transaction. While the Company has decided to assist such insiders with their Section 16 compliance obligations, the ultimate responsibility to ensure that filings are made timely and correctly rests with the insiders. None of the Company, the Chief Financial Officer, the General Counsel or the Assistant General Counsel assumes any legal responsibility in connection with such filings. Further, the Company’s Chief Financial Officer, General Counsel or Assistant General Counsel can only facilitate the Section 16 compliance of such insiders to the extent that he or she is timely provided with the proper information, as required by this policy.
VII.Rule 10b5-1 Insider Trading Plans
Notwithstanding anything in this policy to the contrary, trading in the Securities pursuant to a pre-existing written plan, instruction or program established in accordance with Rule 10b5- 1 under the Exchange Act (a “Rule 10b5-1 Trading Plan”) and filed with, and approved by, the Company’s Chief Financial Officer or General Counsel shall not be deemed a violation of this policy. However, trades in the Securities effected by a director or Reporting Officer pursuant to a Rule 10b5-1 Trading Plan must be reported promptly to the Company’s Chief Financial Officer or General Counsel, so that the transaction may be timely reported to the SEC in compliance with Section 16 of the Exchange Act.
Any Company directors, officers or employees who wish to implement or amend a Rule 10b5-1 Trading Plan must first pre-clear the plan and any amendment thereto with the
Company’s Chief Financial Officer or General Counsel. As required by Rule 10b5-1, a director, officer or employee of the Company may enter into, or make material modifications to, a trading plan only when he or she is not in possession of material non-public information. In addition, no director, officer or employee of the Company may enter into a Rule 10b5-1 Trading Plan during a Blackout Period.
VIII.Interpretation
Any questions regarding the interpretation, scope and application of the policy set forth herein shall be directed to and reviewed with the Company’s Chief Financial Officer or General Counsel.